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                                                                      Exhibit 99

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                                             For Release:    March 7, 2003
                                             CONTACT:        Eric Olson
                                                             218-723-3947
                                                             eolson@allete.com

                                             INVESTOR        Tim Thorp
                                             CONTACT:        218-723-3953
                                                             tthorp@allete.com

NEWS


     FLORIDA WATER SERVICES SALE UPDATE; ALLETE RE-AFFIRMS STRATEGIC REVIEW
     ----------------------------------------------------------------------

(DULUTH, Minn.)-ALLETE, Inc. (NYSE:ALE) announced that a Florida court ruling, issued today, will delay the sale of assets of its water services business, Florida Water Services Corporation (Florida Water) to the Florida Water Services Authority (FWSA). Florida Water is discussing with the FWSA means for continuing to work together, while it considers possible transactions with other buyers.

"ALLETE will consider a broader range of strategic options with respect to our water services businesses," said Dave Gartzke, ALLETE Chairman, President and CEO. "Florida Water Services continues to be a valuable business, and our objective is to maximize its value for the benefit of our shareholders."

Gartzke added that the court decision does not stop the strategic evaluation the company is currently undertaking. In conjunction with its investment advisors, the company is undertaking a comprehensive analysis to evaluate the benefits and risks of separating its energy and automotive businesses into independent companies. The company will seek to complete its analysis as soon as practicable and will inform shareholders of its conclusion. If the decision is made to proceed with a separation, public notice will be made at the appropriate time through a filing with the Securities and Exchange Commission or a press release and will include the steps it intends to follow and time frame for implementing those steps. "Whatever the result of the analysis, we remain committed to the fundamentals of operating performance and cash flow discipline for our businesses," Gartzke said.

A shareholder proposal was submitted for consideration at ALLETE's 2003 Annual Meeting of Shareholders asking shareholders to recommend that the separation of the energy and automotive businesses be implemented. Because the company is in the midst of a comprehensive review of this matter, the proponents led by Lafer Equity Investors, L.P., and its affiliates have agreed to withdraw such proposal.

ALLETE's corporate headquarters are located in Duluth, Minnesota. ALLETE's holdings include ADESA, the second largest wholesale vehicle auction network in North America; AFC, the leading provider of independent auto dealer financing; Minnesota Power, a low-cost electric utility that serves some of the largest industrial customers in the United States; and significant real estate holdings in Florida. For more information about ALLETE, visit the company's Web site at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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                                 WWW.ALLETE.COM